Exhibit 99.4

November 12, 2010

Re:	Kenmar Global Trust (the “Fund”)

Dear Investor,

Currently, the Fund allocates all of its assets to Transtrend N.V. (“Transtrend”) pursuant to its Diversified Trend Program. Beginning December 1, 2010, Kenmar Preferred Investments Corp., the Fund’s managing owner, intends to allocate all of the Fund’s assets to KMP Futures Fund I LLC (“KMP Futures Fund”), a Delaware limited liability company that serves as a trading vehicle for which Graham Capital Management, L.P. (“Graham”) (pursuant to its K4D-15V Program) and Winton Capital Management LLC (“Winton”) (pursuant to its Diversified Program) serve as the trading advisors.

Graham’s K4D-15V Program utilizes multiple computerized trading models and offers broad diversification in both financial and non-financial markets, trading in approximately 100 global markets. It is intended to generate significant returns over time with an acceptable degree of risk and volatility. The computer models on a daily basis analyze the recent price action, the relative strength and the risk characteristics of each market and compare statistically the quantitative results of this data to years of historical data on each market. In addition to the trend system or systems at its base, the K4D-15V quantitative investment program has added substantial other trading strategies developed by Graham’s research department. Graham believes strongly in the importance of research and development activity and particularly in the development of new trading strategies. As one example of such efforts, Graham has incorporated a proprietary multi-factor leverage model within each of its trend-following programs to adjust the program’s exposure to key market sectors systematically based on proprietary factors that assess the potential of prices to trend in the near term.

Winton’s Diversified Program employs a computer-based system to engage in the speculative trading of approximately 120 international futures, options and forwards markets, government securities such as bonds, as well as certain over the counter, or OTC, instruments, which may include foreign exchange and interest rate forward contracts and swaps. The Diversified Program uses a highly diversified trading system that does not rely on favorable conditions in any one market or on the direction of market prices to generate profits.

It is expected that the allocation will be 50% to Graham and 50% to Winton, although those percentage allocations may change over time.

Enclosed please find a copy of the Confidential Information Memorandum for KMP Futures Fund dated November 12, 2010. You should review the Memorandum in its entirety, including the LLC Operating Agreement that is attached thereto.

We appreciate your continued investment in the Fund. Should you have any questions, please do not hesitate to contact Kenmar Preferred’s Investor Service Department at 914.307.4000 or by e-mail at USfunds@kenmar.com.

Sincerely,

KENMAR PREFERRED INVESTMENTS CORP.,

Managing Owner of Kenmar Global Trust

900 King Street, Suite 100 • Rye Brook, New York 10573 • Tel 914.307.4000 • Fax 914.307.4050 • www.kenmar.com

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